Exhibit 21.1

1	Inspirato Incorporated

Subsidiaries:
2	Bayside Villas, LLC
3	Beach Front Villas Ltd
4	Best of 52 LLC
5	Cenotes Holdings LLC
6	Clouser Bight, Ltd
7	Coral Reef Properties, LLC
8	Faraway Land, LLC
9	HighRoad Holdings, LLC
10	Inspirato LLC
11	Inspirato Real Estate, LLC
12	Inspriato Mexico S. de R.L. de C.V.
13	Island Holdings, LLC
14	Leward Breeze, Inc.
15	Ocean Cliff Holdings, LLC
16	Oceanside Villas, Ltd
17	Palmas Ventosas S. de R.L. de CV
18	Picco Grigio, S.r.L
19	Point Break Holdings LLC
20	Ponte Ferro, LLC
21	Pure Vida Villas, LLC
22	RFV Rentals LLC
23	Signature CR Villas SRL
24	Sky Peak Holdings, LLC
25	Stingray Holdings, Ltd
26	Sunshine Villas, LLC
27	Tortuga Marina Holdings LLC
28	Turquoise Holdings, LLC
29	Vergine Isola, LLC
30	Whitebark Holdings, LLC